EXHIBIT D

(TRANSLATION)

February 28, 2005

NEC Corporation
Akinobu Kanasugi, President
(Tokyo Stock Exchange, 1st Section;
Code Number 6701)
Contacts: Toshinori Arai, General Manager
                 Corporate Communication Division
                 +81-3-3798-6511

NEC Soft, Ltd.
Kenji Ikehara, President
(Tokyo Stock Exchange, 1st Section;
Code Number 4774)
Contacts: Hidekatsu Makino
                 Associate Senior Vice President
                 +81-3-5534-2222

NEC System Technologies, Ltd.
Toshihiko Takahashi, President
(Tokyo Stock Exchange, 1st Section;
Code Number 3717)
Contacts: Hiroshi Minami
                 Senior Vice President
                 +81-44-435-1120

Notice on Entering into Stock-for-Stock Exchange Agreements

NEC Corporation (“NEC”), NEC Soft, Ltd. (“NEC SOFT”) and NEC System Technologies, Ltd. (“NECST”) announced today that NEC has entered into agreements for stock-for-stock exchange with NEC SOFT and NECST, respectively, in order to make NEC SOFT and NECST wholly-owned subsidiaries of NEC.

1.  Purpose of Making NEC SOFT and NECST Wholly-Owned Subsidiaries of NEC

     Through its “select and focus” business strategy, NEC Group is currently striving to maximize its corporate value. NEC Group is positioning the Integrated IT/Network Solutions business and the Semiconductor Solutions business as its core businesses, consolidating into these business areas the NEC Group’s management resources including R&D development capabilities, intellectual property assets, software development capabilities and human resources, and further creating business and technological synergy between the two businesses.

     As part of the Integrated IT/Network Solutions business, NEC SOFT and NECST are competitive in the systems integration services business and the IT platform software business, respectively.

     As the integration of the IT market and the networks market has advanced due to the shift in technology towards IP (Internet Protocol) based network infrastructure in the communication network area, new open-source technologies including operating systems such as Linux, have permeated into the market, the development of mobile terminal equipments requires more sophisticated mobile technologies, and the need for systems integration services that provide highly-reliable mission-critical systems with such advanced technologies has grown recently. Further, recent trends of digitalization have spread the use of various types of embedded software ranging from key devices for mobile terminal equipments and automobile control devices to network platform systems to support communication network, which lead to the expansion of the market size and the trend that added value realized by software is the key to success in the market. In response to these changes in the business environment, NEC Group has concluded that it is necessary to dynamically reorganize its business structure as well as the management resources related to systems integration services and software developments of the NEC Group. As part of this business reorganization, NEC Group plans to develop NEC SOFT and NECST into entities with higher profit-earning capacity as the core systems integration services company and the core software development company, respectively, of the NEC Group and strengthen market competitiveness of NEC Group’s software business.

     On December 2, 2004, NEC entered into memorandums of understanding with NEC SOFT and NECST in which NEC, NEC SOFT and NECST agreed to make NEC SOFT and NECST wholly-owned subsidiaries of NEC. In accordance with the memorandums of understanding, NEC conducted the tender offer for the shares of NEC SOFT and NECST from December 6, 2004 to January 20, 2005, and, as a result of such tender offer, NEC currently owns 82.88% and 81.01% of issued shares of NEC SOFT and NECST, respectively.

2.  Terms and Conditions of Stock-for-Stock Exchange

(1)	Schedule

February 28, 2005	Approval by board of directors of entering into stock-for-stock exchange agreements (NEC, NEC SOFT, NECST)
February 28, 2005	Execution of stock-for-stock exchange agreements (NEC, NEC SOFT, NECST)
April 14, 2005	Shareholders meeting to approve the stock-for-stock exchange agreement (NEC SOFT)
April 20, 2005	Shareholders meeting to approve the stock-for-stock exchange agreement (NECST)
June 1, 2005	Effective date of stock-for-stock exchange

(Note)	In accordance with Article 358, Paragraph 1 of the Commercial Code of Japan, NEC will conduct the stock-for-stock exchange without obtaining an approval from its shareholders.

(2)	Share Exchange Ratio

		NEC SOFT	NECST
	NEC	(Wholly-Owned	(Wholly-Owned
	(Parent Company)	Subsidiary)	Subsidiary)
Share Exchange Ratio	1	5.14	6.75

(Note)	1.	Share Exchange Ratio

(1)	5.14 NEC shares will be allotted to 1 NEC SOFT share. No NEC shares will be allotted to 33,224,440 NEC SOFT shares owned by NEC.

(2)	6.75 NEC shares will be allotted to 1 NECST share. No NEC shares will be allotted to 19,830,596 NECST shares owned by NEC.

2.	Basis for Determination of Share Exchange Ratio

The above share exchange ratio was determined in accordance with the negotiations between NEC and NEC SOFT and between NEC and NECST. The negotiations had taken into consideration the share exchange ratios proposed and reported by Daiwa Securities SMBC Co., Ltd., the advisor of NEC, and by PwC Advisory Co., Ltd., the advisor of NEC SOFT and NECST.

3.	Methods of Calculation for Share Exchange Ratio Used by Advisors

(1)	Daiwa Securities SMBC Co., Ltd. calculated the share exchange ratio based upon the corporate value of NEC, NEC SOFT and NECST. The valuation of each company was conducted by the market stock price method and the discounted cash flow method.

(2)	PwC Advisory Co., Ltd. calculated the share exchange ratio based upon the corporate value of NEC, NEC SOFT and NECST. The valuation of each company was conducted by the market stock price method, the discounted cash flow method, and the stock price comparison method.

4.	Number of New NEC Shares to be Issued

Stock-for-Stock Exchange with NEC SOFT	35,284,044 shares
Stock-for-Stock Exchange with NECST	31,369,977 shares
Total	66,654,021 shares

(3)	Cash Distribution Upon Stock-for-Stock Exchange

There will be no cash distribution in relation to the stock-for-stock exchanges.

3.  Basic Information on Relevant Parties (as of September 30, 2004)

(1)	NEC

1)	Corporate Name

NEC Corporation

2)	Business

IT/Network Solutions business including manufacture and sale of computers, communications equipment and software as well as provision of services related to such products

3)	Date of Incorporation

July 17, 1899

4)	Head Office

7-1, Shiba 5-chome, Minato-ku, Tokyo

5)	Representative

Akinobu Kanasugi, President

6)	Stated Capital

337,820 million yen

7)	Issued Shares

1,929,268,717 shares

8)	Shareholders’ Equity

909,571 million yen

9)	Total Assets

2,444,355 million yen

10)	End of Fiscal Year

March 31

11)	Number of Employees

23,718

12)	Major Customers

NTT Group, governments and other public sector institutions, etc.

13)	Major Shareholders and Ownership Ratios

Japan Trustee Services Bank, Ltd. (Trust Account)	5.23%
The Chase Manhattan Bank, N.A. London	4.77%
The Master Trust Bank of Japan, Ltd. (Trust Account)	3.96%
Nippon Life Insurance Company	2.13%

14)	Main Bank

Sumitomo Mitsui Banking Corporation The Sumitomo Trust & Banking Co., Ltd.

(2)	NEC SOFT

1)	Corporate Name

NEC Soft, Ltd.

2)	Business

Systems integration services, system services, software developments, and sale of package software and IT products

3)	Date of Incorporation

September 9, 1975

4)	Head Office

18-6, Shinkiba 1-chome, Koto-ku, Tokyo (Note 1)

5)	Representative

Kenji Ikehara, President

6)	Stated Capital

8,668 million yen

7)	Issued Shares

40,089,040 shares

8)	Shareholders’ Equity

48,875 million yen

9)	Total Assets

78,785 million yen

10)	End of Fiscal Year

March 31

11)	Number of Employees

5,286

12)	Major Customers

NEC Group, private sector institutions in the manufacturing industry and the retail industry, etc.

13)	Major Shareholders and Ownership Ratios

NEC Corporation	37.13% (Note 2)
Japan Trustee Services Bank, Ltd.	24.45% (Note 2)
(Re-trust of The Sumitomo Trust & Banking Co., Ltd. / NEC Corporation Pension and Severance Payments Trust Account)

The Master Trust Bank of Japan, Ltd. (Trust Account)	4.54%
Japan Trustee Services Bank, Ltd. (Trust Account)	3.71%

14)	Main Bank

Sumitomo Mitsui Banking Corporation The Sumitomo Trust & Banking Co., Ltd.

15)	Relationship with NEC

Equity Relationship:

NEC owns 37.13% of the issued shares of NEC SOFT. (Note 2)

Human Resource Relationship:

Directors and employees of NEC concurrently serve as directors (three persons) and a corporate auditor (one person) of NEC SOFT.

Business Relationship:

NEC entrusts to NEC SOFT software development and technology support services. NEC also sells IT products to NEC SOFT.

(Note 1) As from February 7, 2005, the head office of NEC SOFT has been moved to the following address: 18-7, Shinkiba 1-chome, Koto-ku, Tokyo.

(Note 2) As for common shares issued by NEC SOFT which NEC had contributed as trust assets of pension and severance payments trust to The Sumitomo Trust & Banking Co., Ltd. (which was owned by Japan Trustee Services Bank, Ltd. (Re-trust of The Sumitomo Trust & Banking Co., Ltd. / NEC Corporation Pension and Severance Payments Trust Account) and for which NEC reserves the right to instruct the exercise of voting rights), NEC terminated a relevant part of the trust agreement on the pension and severance payments trust effective December 3, 2004, and received such shares from The Sumitomo Trust & Banking Co., Ltd. Consequently, together with the result of the tender offer for NEC SOFT shares, NEC’s current ownership ratio is 82.88%.

(3)	NECST

1)	Corporate Name

NEC System Technologies, Ltd.

2)	Business

IT platform software, systems integration services

3)	Date of Incorporation

April 1, 1977

4)	Head Office

4-24, Shiromi 1-chome, Chuo-ku, Osaka-shi, Osaka

5)	Representative

Toshihiko Takahashi, President

6)	Stated Capital

6,796 million yen

7)	Outstanding Shares

24,478,000 shares

8)	Shareholders’ Equity

38,415 million yen

9)	Total Assets

61,175 million yen

10)	End of Fiscal Year

March 31

11)	Number of Employees

3,652

12)	Major Customers

NEC Group, NTT Group, etc.

13)	Major Shareholders and Ownership Ratios

NEC Corporation	66.67	% (Note 3)
Japan Trustee Services Bank, Ltd. (Trust Account)	3.05%
The Master Trust Bank of Japan, Ltd. (Trust Account)	3.04%
NEC System Technologies, Ltd.	2.58%
(Employees’ Stock Purchase Plan)

14)	Main Bank

Sumitomo Mitsui Banking Corporation The Sumitomo Trust & Banking Co., Ltd.

15)	Relationship with NEC

Equity Relationship:

NEC owns 66.67% of the issued shares of NECST. (Note 3)

Human Resource Relationship:

Directors and employees of NEC concurrently serve as directors (three persons) and corporate auditors (two persons) of NECST.

Business Relationship:

NEC entrusts to NECST software development and technology support services. NEC also sells IT products to NECST.

(Note 3) As a result of the tender offer for NECST shares, NEC’s current ownership ratio is 81.01%.

4.  The Financial Results of the Most Recent Three Fiscal Years

	NEC			NEC SOFT
	Fiscal Year ended	Fiscal Year ended	Fiscal Year ended	Fiscal Year ended	Fiscal Year ended	Fiscal Year ended
Fiscal year	March 31, 2002	March 31, 2003	March 31, 2004	March 31, 2002	March 31, 2003	March 31, 2004
Net sales (million yen)	3,562,371	2,781,436	2,509,114	91,725	110,600	117,282
Operating income (loss) (million yen)	(77,847)	24,890	16,252	9,207	10,644	5,951
Ordinary income (loss) (million yen)	(96,507)	6,119	31,900	8,773	10,319	5,803
Net income (loss) (million yen)	(286,219)	(14,917)	25,253	4,825	6,100	3,001
Net income (loss) per share (yen)	(172.87)	(9.01)	14.43	243.57	151.61	74.32
Dividend per share (yen)	6.00	—	6.00	30.00	30.00	30.00
Shareholders’ equity per share (yen)	444.04	406.26	473.87	2,009.31	1,144.19	1,187.92

	NECST
	Fiscal Year ended	Fiscal Year ended		Fiscal Year ended
Fiscal year	March 31, 2002	March 31, 2003		March 31, 2004
Net sales (million yen)	47,036	70,921		82,192
Operating income (loss) (million yen)	4,186	7,797		9,188
Ordinary income (loss) (million yen)	4,017	7,490		8,820
Net income (loss) (million yen)	2,453	4,409		5,697
Net income (loss) per share (yen)	3,780.76	4,408.21		248.70
Dividend per share (yen)	1,100.00	900.00 7.40	(*)	45.00
Shareholders’ equity per share (yen)	13,468.65	18,071.01		1,488.32

(*)   Dividend for shares newly issued during Fiscal Year 2003

5.	Status After Stock-for-Stock Exchange

	(1)	Stated Capital of NEC

The stated capital of NEC will not increase as a result of the stock-for-stock exchanges. The amount equivalent to net assets received will be capitalized under capital reserve.

	(2)	Effects on NEC’s Consolidated Financial Results

The stock-for-stock exchanges will cause no material changes in NEC’s consolidated financial results since NEC SOFT and NECST are already consolidated subsidiaries of NEC.

CAUTIONARY STATEMENTS:
The statements in this material with respect to the plans, strategies and forecasts of NEC Corporation and its consolidated subsidiaries (collectively “NEC”) are forward-looking statements involving risks and uncertainties. Moreover, the management targets included in this material are not projections, and do not represent management’s current estimates of future performance. Rather, they represent targets that management will strive to achieve through the successful implementation of NEC’s business strategies.

NEC cautions you in advance that actual results could differ materially from such forward-looking statements due to several factors. The important factors that could cause actual results to differ materially from such statements include, but are not limited to, general economic conditions in NEC’s markets, which are primarily Japan, North America, Asia and Europe; fluctuating demand for, and competitive pricing pressure on, NEC’s products and services in the marketplace; NEC’s ability to continue to win acceptance of its products and services in these highly competitive markets; NEC’s ability to expand into foreign markets such as China; regulatory change and uncertainty and potential legal liability relating to NEC’s businesses and operations; and movements in currency exchange rates, particularly the rate between the yen and the U.S. dollar. Among other factors, a worsening of the world economy resulting from the downturn in the IT and telecommunications industries, a worsening of financial conditions in the world markets, and a deterioration in the domestic and overseas stock markets, would cause actual results to differ from the forward-looking statements, including management’s targets.

You should keep in mind that any forward-looking statement made by NEC speaks only as of the date on which NEC makes it. New risks and uncertainties come up from time to time, and it is impossible for NEC to predict these events or how they may affect NEC. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement might not occur. Therefore, you should not place undue reliance on any forward-looking statements. Finally, NEC cautions you that the statements made in this material are not an offer of securities for sale. The securities may not be offered or sold in any jurisdiction in which registration is required absent registration or an exemption from registration under the applicable securities laws. For example, any public offering of securities to be made in the United States must be registered under the U.S. Securities Act of 1933 and made by means of an English language prospectus that contains detailed information about NEC and management, as well as NEC’s financial statements.

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